Exhibit 99.1

PBF Energy Announces Pricing of $500 Million of Senior Notes due 2030

PARSIPPANY, NJ – August 14, 2023 – PBF Energy Inc. (NYSE:PBF) (“PBF Energy”) today announced that its indirect subsidiary, PBF Holding Company LLC (“PBF Holding”), priced $500 million in aggregate principal amount of 7.875% senior notes due 2030 (the “Notes”) at an issue price of 99.324% in a private offering. The offering is expected to close on August 21, 2023, subject to customary closing conditions.  The Notes will be co-issued by PBF Finance Corporation, a wholly owned subsidiary of PBF Holding.  PBF Holding intends to use the net proceeds from the offering, together with cash on hand, to fund the redemption of its 7.25% Senior Notes due 2025 (the “2025 Notes”).

The Notes to be offered and sold have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes were offered and will be sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, qualification or exemption under the securities laws of any such jurisdiction.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the risks relating to the offering not closing, the proposed redemption, the securities markets generally and the company’s expectations with respect to the timing and size of the offering and the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company’s filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable securities laws.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973-455-7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973-455-8994